Exhibit 10.14

GENERAL DYNAMICS CORPORATION

SUPPLEMENTAL SAVINGS PLAN

Amended and restated as of January 1, 2014

GENERAL DYNAMICS CORPORATION
SUPPLEMENTAL SAVINGS PLAN

Table of Contents

SECTION 1	INTRODUCTION AND PLAN HISTORY 1

SECTION 2	DEFINITIONS 1

SECTION 3	SUPPLEMENTAL BENEFITS DUE TO LIMITATIONS UNDER THE QUALIFIED PLAN 4

SECTION 4	CREDITED EARNINGS 5

SECTION 5	PAYMENT, NONFORFEITABILITY OF BENEFITS AND MAINTENANCE OF ACCOUNTS 6

SECTION 6	SPECIAL SUPPLEMENTAL BENEFITS 8

SECTION 7	MISCELLANEOUS PROVISIONS 9

SECTION 8	AMENDMENT AND TERMINATION OF THE PLAN 10

SECTION 9	SECTION 409A COMPLIANCE 11

12

SECTION 1	INTRODUCTION AND PLAN HISTORY
1.Introduction. This Plan is maintained so as to strengthen the ability of the Company and its Subsidiaries to attract and retain persons of outstanding competence upon which, in large measure, continued growth and profitability depend. The Plan is intended to supplement Qualified Salary Deferrals and Qualified Matching Contributions. The Plan is intended to be an unfunded deferred compensation plan for a select group of management or highly compensated employees within the meanings of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and shall be construed and interpreted accordingly. Effective December 31, 2012, the name of the Plan was changed from General Dynamics Corporation Supplemental Savings and Stock Investment Plan to General Dynamics Corporation Supplemental Savings Plan.
2.Effective Date. This Plan was established effective January 1, 1983, and previously amended and restated as of January 1, 1987, January 1, 1998, and August 1, 2003. The Plan was further amended as of March 1, 2005. The Plan was amended and restated effective as of December 24, 2005, and conformed to include amendments through January 1, 2007. The Plan was amended and restated effective as of January 1, 2009, and conformed to include amendments through March 31, 2011. The Plan was amended and restated effective as of December 31, 2012, and conformed to include amendments through that date. The Plan is hereby amended and restated effective as of January 1, 2014.
3.Plan Appendices. From time to time, the Company may adopt Appendices to the Plan for the purpose of setting forth specific provisions or providing documentation necessary to determine benefits under the Plan for certain Employee groups. Each such Appendix shall be attached to and form a part of the Plan. Each such Appendix shall specify the population to which it applies and shall supersede the provisions of the Plan document to the extent necessary to eliminate any inconsistencies between the Plan document and such Appendix.
4.Applicability of Plan Provisions. The provisions of this Plan shall apply to any person who is a Participant on or after January 1, 2005, and to any Account in existence on or after January 1, 2005. Pre-2005 Accounts are considered to be “grandfathered” under Section 409A and, except as otherwise specifically provided under this Plan by reference to Pre-2005 Accounts, the benefits and rights existing as of October 3, 2004, under the prior version of the Plan applicable to any Pre-2005 Account shall continue to apply. For purposes of clarity, except as otherwise specifically provided by this Plan by reference to Pre-2005 Accounts, to the extent that benefits or rights of Pre-2005 Accounts are governed by reference to corresponding Qualified Plan provisions, the Qualified Plan provisions in effect as of October 3, 2004, shall apply.
SECTION 2 DEFINITIONS
Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless the context clearly indicates to the contrary. Some of the words and phrases used in the Plan are not defined in this Section 2, but, for convenience, are defined as they are introduced into the text.

1.
Account shall mean the recordkeeping account to which Salary Deferrals, Matching Contributions and Credited Earnings are credited (or debited for Credited Earnings reflecting an investment loss) under the Plan. An Account may be divided into two or more subaccounts to the extent necessary or desirable, as determined by the Company, for Plan recordkeeping and accounting purposes. Such subaccounts are referred to herein collectively as the “Account” or “Accounts,” and sometimes individually as the “Account.”

2.Accounting Date shall mean each day on which the U.S. financial markets are open for business.
3.Beneficiary shall mean the person designated by the Participant either (i) in writing, on a form prescribed by the Company and on file with the Plan’s designated recordkeeper, to receive a distribution upon the death of a Participant or (ii) in such other manner as provided by the Company. If no such designation is made or if the person so designated shall have died prior to or coincident with the Participant, the Participant’s Beneficiary shall be determined by the following order: (1) the Participant’s spouse, and if none, then (2) the Participant’s estate.
4.Change of Control shall mean a “Change of Control” as that term is defined in the General Dynamics Corporation 2012 Equity Compensation Plan (or any successor thereto), as amended from time to time.

5.Code shall mean the Internal Revenue Code of 1986, as amended from time to time and the rules and regulations promulgated thereunder.
6.Company shall mean General Dynamics Corporation, a Delaware corporation, and any successor thereof.
7.Credited Earnings shall have the meaning set forth in Section 4.1.
8.Eligible Employee shall mean an Employee who satisfies the eligibility criteria described at Section 3.1.
9.Employee shall mean any person who is regularly employed as a full-time, salaried employee by the Company or its Subsidiaries, and who is not covered by a collective bargaining agreement (except where such collective bargaining agreement specifically provides for participation). Individuals not initially treated and classified by the Company as common-law employees, including, but not limited to, leased employees, independent contractors or any other contract employees, shall be excluded from participation irrespective of whether a court, administrative agency or other entity determines that such individuals are common-law employees.
10.ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
11.Key Employee shall mean a “specified employee” as that term is used under Section 409A.
12.Matching Contributions shall mean amounts credited to a Participant’s Account with reference to the Participant’s Salary Deferrals pursuant to Section 3.4.
13.Participant shall mean any current or former Employee who has an Account that has not been fully paid or otherwise discharged.
14.Plan shall mean the General Dynamics Corporation Supplemental Savings Plan (formerly the General Dynamics Corporation Supplemental Savings and Stock Investment Plan), established January 1, 1983, as amended and restated as set forth herein, as it may be amended from time to time, and its Appendices.
15.Plan Year shall mean the 12 month period beginning on January 1st and ending on the following December 31st.
16.Post-2004 Account shall mean a Participant’s subaccount to which Salary Deferrals and Matching Contributions are credited if not earned and vested by December 31, 2004, and any Credited Earnings with respect to such amounts.
17.Pre-2005 Account shall mean a Participant’s subaccount to which Salary Deferrals and Matching Contributions are credited to the extent they were earned and vested on or before December 31, 2004, and any Credited Earnings with respect to such amounts.
18.Qualified Matching Contributions shall mean amounts contributed to the Qualified Plan by the Company or its Subsidiaries which are determined with reference to amounts of Qualified Salary Deferrals.
19.Qualified Plan shall mean the General Dynamics Corporation 401(k) Plan 3.0, General Dynamics Corporation 401(k) Plan 4.5, and General Dynamics Corporation 401(k) Plan 5.0, as each may be amended from time to time.
20.Qualified Plan Limitations shall mean limitations imposed (i) pursuant to Code Sections 401(a)(17), 402(g), 415 or any other section of the Code or (ii) by the Company in order to assure compliance with the actual deferral percentage or actual contribution percentage requirements of the Qualified Plan.
21.Qualified Salary Deferrals shall mean pre-tax salary deferrals made by an Employee pursuant to the Qualified Plan.
22.Salary shall mean an Employee’s annual base salary.
23.Salary Deferrals shall mean amounts credited to a Participant’s Account corresponding to Salary reductions elected pursuant to Section 3.2.
24.Section 409A shall mean Code Section 409A, including, without limitation, applicable transition guidance provided by the Internal Revenue Service.

25.Separation from Service shall mean a “separation from service” as that term is defined in Section 409A.
26.Subsidiary shall mean any corporation of which the Company owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting stock.
SECTION 3 SUPPLEMENTAL BENEFITS DUE TO LIMITATIONS
SECTION 4 UNDER THE QUALIFIED PLAN
1.Eligibility.
(a) Unless otherwise directed by the Chief Executive Officer of the Company (the “Chief Executive Officer”), eligibility for participation in any benefits provided under this Section 3 for a given Plan Year shall be extended to selected Employees (i) who are eligible to participate in the Qualified Plan, (ii) whose Qualified Salary Deferrals to the Qualified Plan are restricted due to any of the Qualified Plan Limitations, and (iii) whose Salary in effect on November 1 of the year immediately preceding the given Plan Year (or such other date prescribed by the Company from time to time) equals or exceeds the annual compensation limitation of Code Section 401(a)(17) for the Plan Year.
(b) The selection of eligible Employees who may participate in the Plan shall be in the sole discretion of the Company, and participation may be limited to such otherwise eligible Employees as the Company shall determine by the application of minimum compensation levels or otherwise. All determinations shall be made prior to the given Plan Year and may be made as of a given date at the sole discretion of the Company.
(c) Notwithstanding anything to the contrary, to the extent that an Employee meets the requirements of this Section 3.1 during a Plan Year, such Employee shall not become an Eligible Employee during that Plan Year except as directed by the Chief Executive Officer or his or her duly authorized delegate.
2.Salary Deferral Elections. Salary Deferrals shall be credited to an Eligible Employee’s Post-2004 Account in accordance with such Eligible Employee’s election and subject to the following rules:
(a) An Eligible Employee may elect to defer up to the maximum amount described in Section 3.3.
(b) An Eligible Employee’s Salary Deferral election under this Plan shall be irrevocable for the 2005 Plan Year after March 15, 2005.
(c) For Plan Years commencing after 2005, an Eligible Employee may make an irrevocable Salary Deferral election at the time and in the form prescribed by the Company, but in no event later than December 31 of the year preceding a given Plan Year (or such earlier time as provided by the Company).
(d) For purposes of clarity, and without limitation, the Company may prescribe a “negative” election for Salary Deferrals, meaning that it may impose an automatic or default Salary Deferral election, provided the Eligible Employee has an opportunity during the election period to affirmatively change such election.
(e) Notwithstanding the preceding requirements, in the event an Employee becomes eligible to participate during the Plan Year in accordance with Section 3.1(c) above, such Eligible Employee may make an irrevocable Salary Deferral election within 30 days from the date of eligibility with respect to any Salary earned after such election. For purposes of clarity, and without limitation, the Company may prescribe a “negative” election for Salary Deferrals, meaning that it may impose an automatic Salary Deferral election, provided the Eligible Employee has an opportunity during the election period to affirmatively change such election.
3.Maximum Amount of Salary Deferrals. Effective for the 2014 Plan Year, an Eligible Employee may elect to make Salary Deferrals in an amount up to 10% (in whole multiples of 1%) of the Eligible Employee’s Salary in effect as of the November 1 immediately preceding the Plan Year (or such other date prescribed by the Company from time to time).
For Plan Years prior to the 2014 Plan Year, the maximum amount of Salary Deferrals that an Eligible Employee may elect for a given Plan Year is equal to (X times Y) minus Z, where:

X is the Eligible Employee’s annual Salary in effect as of the November 1st of the year immediately preceding the Plan Year (or such other date prescribed by the Company from time to time).
Y is 10% (or such other grandfathered percentage as determined by the Company in its sole discretion, and communicated to such affected Eligible Employee).
Z is the Code Section 402(g) limit for such Plan Year.

4.
Matching Contributions. An Eligible Employee will be eligible for a Matching Contribution under this Plan, which shall be credited to an Eligible Employee’s Post-2004 Account, based on his or her Salary Deferrals under this Plan.

Effective for the 2014 Plan Year, Eligible Employees shall be credited with a Matching Contribution equal to 100% of the first 2% of the Eligible Employee’s Salary deferred under the Plan (for a maximum Matching Contribution of 2% of the Eligible Employee’s Salary).
For Plan Years prior to the 2014 Plan Year, eligibility for, and the amount of any Matching Contribution under this Plan, shall be determined by the Qualified Matching Contribution provisions in the Qualified Plan that are applicable to the business unit to which the Eligible Employee is assigned as of the end of the Salary Deferral election period prescribed by the Company for a given Plan Year.

5.
Transfer. For purposes of clarity, should an Eligible Employee transfer business units during a Plan Year, such Eligible Employee’s Salary Deferrals and Matching Contributions, if any, shall not change during that Plan Year.

SECTION 5 CREDITED EARNINGS
1.Initial Credited Earnings. Effective for the Plan Years commencing on and after January 1, 2006, Salary Deferrals and Matching Contributions credited to the Participant’s Post-2004 Account shall be deemed invested in the same investment funds that the Participant’s Qualified Salary Deferrals are invested in as of the December 15th of the preceding Plan Year (or such other date as determined from time to time by the Company) under the Qualified Plan. For 2005, Credited Earnings shall be determined under the prior provisions of the Plan. Effective April 22, 2011, Salary Deferrals and Matching Contributions credited to the Participant’s Post-2004 Account shall be deemed invested in the same investment funds as Qualified Salary Deferrals and Qualified Matching Contributions would be invested under the Qualified Plan as of the crediting date.
Notwithstanding anything to the contrary, effective for Plan Years commencing after December 31, 2012, Salary Deferrals and Matching Contributions shall be deemed invested in the investment funds selected by the Participant. If a Participant fails to make a selection regarding how his or her Salary Deferrals and Matching Contributions are invested, such Participant shall be deemed to have elected to have his or her Salary Deferrals and Matching Contributions invested in the applicable default investment fund designated by the Company and communicated to Participants. The investment funds shall be the investment funds offered under the Qualified Plan.
For purposes of clarity, Participants will not actually be invested in any actual fund, trust or account. Rather, for purposes of this Plan, “investment funds” used herein refers to notional (phantom) investments used to credit earnings to Participants’ Accounts. The investment returns (gains, losses and expenses) credited to Participants’ Accounts will match the investment returns that would actually be recognized had the money been invested in those funds in the Qualified Plan; provided, however, that investment returns (gains, losses and expenses) for notional (phantom) investments in the General Dynamics Stock Fund will instead be based on rules established by the Company for this Plan.

2.
Account Adjustments. Each Account shall be adjusted to reflect investment gain or loss on any balance in the Account as of the close of the immediately preceding Accounting Date. The adjustment shall be the same as what would actually have been recognized if the Account had been invested in the Qualified Plan under the investment options actually selected (or deemed selected) by the Participant hereunder.

3.Investment Fund Transfers. If a Participant makes an investment fund transfer pursuant to the provisions of the Qualified Plan, the identical investment fund transfer shall be performed in this Plan, but no such transfer shall be permitted in this Plan unless made in the Qualified Plan. Notwithstanding the foregoing, the Company may, in its discretion, approve transfers in this Plan where no transfer is possible in the Qualified Plan due to loans and withdrawals. Effective for Plan Years commencing after December 31, 2012, the preceding rules of this Section 4.3 will no longer apply, and Participants will be able to make investment fund transfers in the time and manner established by the Company.
SECTION 6 PAYMENT, NONFORFEITABILITY OF BENEFITS
SECTION 7 AND MAINTENANCE OF ACCOUNTS
1.Pre-2005 Accounts: Payment and Nonforfeitability of Benefits and Maintenance of Accounts. This Section 5.1 shall be effective as of January 1, 2005, and shall only apply to Pre-2005 Accounts. Except as otherwise provided in this Plan, a Participant’s Pre-2005 Account, if any, shall be paid under the same conditions, rules and restrictions as would apply to the benefits as if they were provided under the Qualified Plan. The following rules shall apply to such Pre-2005 Accounts, notwithstanding the conditions, rules and restrictions of the Qualified Plan:
(a) Participants shall not be entitled to receive distributions or loans or to make withdrawals of any portion of their Pre-2005 Account balances while employed by the Company or any of its Subsidiaries.
(b) Upon termination of employment with the Company and its Subsidiaries, the entire balance of a Participant’s Pre-2005 Account (valued as of the Accounting Date coincident with or immediately preceding the date of payment) shall be paid to the Participant as soon as administratively practicable. However, any Participant may, by a written statement (including internet and telephone methods approved by the Company for this purpose) filed with the Company or its delegated agent on or before one year prior to the termination of employment, irrevocably elect to defer commencement of such payments until a specific date which may be as late as the Participant attaining age 70½. If a deferral is elected, the Participant may choose to have his or her Pre-2005 Account balance subsequently paid in a lump sum or in such number of equal annual installments (not to exceed 15) as he or she may request (which will commence as soon as practicable, but no later than 60 days following the payment date(s) selected, after the conclusion of the deferral period and will be payable annually thereafter). To the extent consistent with the above requirements, deferrals and installment payments of distributions shall be governed by the applicable provisions of the Qualified Plan.
(c) All Pre-2005 Account balances shall be paid in cash. No Participant shall have any right to receive payment in any other form.
(d) Upon the death of a Participant prior to the entire balance of the Participant’s Pre-2005 Account having been paid, the remaining unpaid balance shall be payable to the Beneficiary. Amounts shall be paid as soon as practicable, but no later than 90 days following the Participant’s death.
(e) In the event that a Subsidiary ceases to meet the definition of Subsidiary (e.g., on account of a sale of its stock to an unrelated third party), or an unincorporated business unit ceases to be owned by the Company or a Subsidiary, such cessation shall not, by itself, be treated as a termination of employment by the Participants employed by such Subsidiary or business unit unless the Company shall so determine. In those circumstances, the Company may also determine whether the Pre-2005 Accounts of the Participants employed by such Subsidiary or business unit will be vested or distributed.

(f) The Company shall promulgate such other additional rules and procedures governing the operation of this Plan in relation to such Pre-2005 Accounts as it may, from time to time and in its sole discretion, determine are necessary or desirable.
(g) Pursuant to transition guidance under Section 409A, Participants in the Plan (i) who are former Employees (as of November 30, 2005) and (ii) whose Pre-2005 Account is worth less than $100,000 (as of November 30, 2005), shall be terminated from participation in the Plan and such Participants shall be paid their respective Accounts in a single lump sum payment on or before December 31, 2005.
2.Post-2004 Accounts: Payment and Nonforfeitability of Benefits and Maintenance of Accounts. This Section 5.2 shall be effective as of January 1, 2005, and shall apply to Post-2004 Accounts.
(a) Six months following a Separation from Service from the Company and its Subsidiaries, the entire balance of a Participant’s Post-2004 Account (valued as of the Accounting Date coincident with or immediately preceding the date of payment) shall be paid to the Participant as soon as administratively practicable, but no later than 60 days following the six‑month anniversary of the Participant’s Separation from Service. Notwithstanding the foregoing, in the event that a Participant’s Post-2004 Account is less than the applicable dollar amount under Section 402(g) of the Code, the Company shall have the discretion to distribute such amount in a single lump sum payment.
(b) All Post-2004 Account balances shall be paid in cash. No Participant shall have any right to receive payment in any other form.
(c) In the event that a Subsidiary ceases to meet the definition of Subsidiary (e.g., on account of a sale of its stock to an unrelated third party), or an unincorporated business unit ceases to be owned by the Company or a Subsidiary, the Company, in its sole discretion, may fully vest the Post-2004 Account balances of Participants employed by such Subsidiary or business unit and the Post-2004 Account shall be paid in accordance with Section 5.2(a).
(d) The Company shall promulgate such other additional rules and procedures governing the operation of this Plan in relation to such Post-2004 Accounts as it may, from time to time and in its sole discretion, determine are necessary or desirable.
(e) Notwithstanding, Section 5.2(a) above, upon the death of a Participant prior to the entire balance of the Participant’s Post-2004 Account having been paid, the remaining unpaid balance shall be payable to the Beneficiary as soon as practicable but no later than 90 days following the Participant’s death.
(f) Notwithstanding anything to the contrary contained in this Section 5.2, payment to a Participant shall be delayed should the Company reasonably anticipate that the making of such payment would violate federal securities laws or other applicable law. In such an event, payment shall be made at the earliest date at which the Company reasonably anticipates that the making of the payment would not cause such violation.
SECTION 8 SPECIAL SUPPLEMENTAL BENEFITS
1.Participation. Recognizing the need to make special retirement and other compensation or employee benefit provisions for certain Employees, the Company may, from time to time and in its best judgment, designate such other individual Employees or groups of select management or highly compensated Employees as being eligible to receive benefits under this Plan. Any such Employees or groups of Employees, and the benefits applicable to them, will be described in the Appendices attached to this Plan.
2.Benefits. Such supplemental benefits may be provided in such amounts as the Company determines are appropriate. Such benefits need not be uniform among such Employees.
SECTION 9 MISCELLANEOUS PROVISIONS
1.Construction. In the construction of the Plan, the masculine shall include the feminine and the singular the plural in all cases where such meanings would be appropriate. Except as may be governed by

ERISA or other applicable federal law, this Plan shall be construed, governed, regulated and administered according to the laws of the Commonwealth of Virginia.
2.Employment. Participation in the Plan shall not give any Employee the right to be retained in the employ of the Company or its Subsidiaries, or upon dismissal or upon his or her voluntary termination of employment, to have any right, legal or equitable, under the Plan or any portion thereof, except as expressly granted by the Plan.
3.Nonalienability of Benefits. No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void, and no such benefit shall in any manner be liable for or subject to the debts, liabilities, engagements or torts of the person entitled to such benefit, except as specifically provided in the Plan.
4.Facility of Payment. If the Company judges any recipient of benefits, in its sole discretion, to be legally incapable of personally receiving and giving a valid receipt for any payment due him or her under the Plan, the Company may, unless and until claims shall have been made by a duly appointed guardian or committee of such person, make such payment or any part thereof to such person’s spouse, children or other legal entity deemed by the Company to have incurred expenses or assumed responsibility for the expenses of such person. Any payment so made shall be a complete discharge of any liability under the Plan for such payment.
5.Obligation to Pay Amounts Hereunder.
(a) No trust fund, escrow account or other segregation of assets need be established or made by the Company to guarantee, secure or assure the payment of any amount payable hereunder. The Company’s obligation to make payments pursuant to this Plan shall constitute only a general contractual liability of the Company to individuals entitled to benefits hereunder and other actual or possible payees hereunder in accordance with the terms hereof. Payments hereunder shall be made only from such funds of the Company as it shall determine, and no individual entitled to benefits hereunder shall have any interest in any particular asset of the Company by reason of the existence of this Plan. No provision of the Plan shall be interpreted so as to give any individual any right in any assets of the Company greater than the rights of a general unsecured creditor of the Company. It is expressly understood as a condition for receipt of any benefits under this Plan that the Company is not obligated to create a trust fund or escrow account or to segregate any asset of the Company in any fashion.
(b) The Company may, in its sole discretion, establish segregated funds, escrow accounts or trust funds whose primary purpose would be for the provision of benefits under this Plan. If such funds or accounts are established, however, individuals entitled to benefits hereunder shall not have any identifiable interest in any such funds or accounts nor shall such individuals be entitled to any preference or priority with respect to the assets of such funds or accounts. These funds and accounts would still be available to judgment creditors of the Company and to all creditors in the event of the Company’s insolvency or bankruptcy.
6.Administration. The Plan shall be administered by the Company. The Company shall have the discretionary authority to construe and interpret the provisions of the Plan and make factual determinations thereunder, including the power to determine the rights or eligibility of Employees or Participants and any other persons, and the amounts of their benefits under the Plan, and to remedy ambiguities, inconsistencies or omissions, and any such determinations shall be binding on all parties. Benefits will only be paid if the Company, in its sole discretion, determines that the Participant or Beneficiary is entitled to them.
The Company has the authority to delegate any of its powers under this Plan (including, without limitation, Section 7.7) to any other person, persons, or committee. This person, persons, or committee may further delegate its reserved powers to another person, persons, or committee as they see fit. Any delegation or subsequent delegation shall include the same full, final and discretionary authority that the Company has listed herein and any decisions, actions or interpretations made by any delegate shall have the same ultimate binding effect as if made by the Company.

7.
Claims Appeal Procedure. Upon receipt of a claim for benefits under the Plan, the Company shall notify the Participant, Beneficiary or authorized representative of any action taken within 90 days of receiving the claim. If the claim is denied, the denial shall be set forth in writing and shall include the specific reasons for the denial, with reference to pertinent Plan provisions on which the denial is based, and shall describe the procedure for perfecting the claim, or for requesting a review of the denial. Within 60 days after receiving a notification of denial of a claim, a Participant, Beneficiary or authorized representative may request that the Company make a full and fair review of the denial. In connection with this request, the Participant may review pertinent documents and submit issues or comments in writing. The Company will make a final decision on the claim within 120 days of the request for review. Any decision made by the Company in good faith shall be final and binding on all parties.

8.Change of Control. Notwithstanding any provision herein to the contrary, immediately prior to the occurrence of a Change of Control, all allocations made to Accounts of Participants who are then active Employees shall become fully vested and nonforfeitable.
9.Action by the Company. Any action or authorization by the Company hereunder shall be made by the Chief Executive Officer or its Board of Directors, or any delegate of either.
SECTION 10 AMENDMENT AND TERMINATION OF THE PLAN
1.Amendment. The Company has the right to modify or amend this Plan in whole or in part, effective as of any specified date; provided, however, that the Company shall have no authority to modify or amend the Plan to:
(a) Reduce any benefit accrued hereunder based on service and compensation to the date of amendment unless such action is necessary to prevent this Plan from being subject to any provision of Title 1, Subtitle B, Parts 2, 3 or 4 of ERISA;
(b) Permit the accrual, holding or payment of actual shares of common stock of the Company under the Plan (such right to amend being reserved to the Board of Directors of the Company or its delegate); or
(c) Adversely affect any accrued benefits hereunder (and any benefits that will accrue upon a Change of Control) and any rights attaching thereto after or in anticipation of the occurrence of a Change of Control.
No benefit hereunder shall be deemed to be adversely affected or otherwise reduced to the extent that any amendment or action affects the tax treatment of Plan benefits or an interest in future investment returns.

2.	Termination.
(a) The Company reserves the right to terminate this Plan, in whole or in part. This Plan shall be automatically terminated upon (i) a dissolution of the Company (but not upon a merger, consolidation, reorganization, recapitalization or acquisition of a controlling interest in the voting stock of the Company by another person or entity); (ii) the Company being legally adjudicated bankrupt; (iii) the appointment of a receiver or trustee in bankruptcy with respect to the Company’s assets and business if such appointment is not set aside within ninety (90) days thereafter; or (iv) the making by the Company of an assignment for the benefit of creditors.
(b) Upon a termination of this Plan, (i) no additional Employees shall become entitled to benefits hereunder; (ii) all benefits accrued through the date of termination will become immediately nonforfeitable as to each Participant; and (iii) no additional benefits (except that the Company, in its sole discretion, may provide for an allocation of “income” or “earnings” on the Participant’s contributions) shall be accrued hereunder for subsequent payment.
(c) Pre-2005 Accounts accrued to the date of termination of the Plan shall be paid to the Participants as soon as practicable.

(d) Post-2004 Accounts accrued to the date of termination of the Plan shall be paid to the Participants as soon as practicable to the extent permitted under Section 409A and otherwise shall remain payable in accordance with Section 5.2.
SECTION 11 SECTION 409A COMPLIANCE
It is intended that the Plan (and any payments) will comply with or be exempt from Section 409A, if applicable, and the Plan (and any payments) shall be interpreted and construed on a basis consistent with such intent. The Plan (and any payments) may be amended (in accordance with Section 8.1 of the Plan) in any respect deemed necessary or desirable (including retroactively) by the Company with the intent to preserve compliance with or exemption from Section 409A. The preceding shall not be construed as a guarantee of any particular tax effect for Plan benefits. A Participant (or Beneficiary) is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such person in connection with the Plan (including any taxes and penalties under Section 409A), and the Company shall have no obligation to indemnify or otherwise hold a Participant (or Beneficiary) harmless from any or all of such taxes or penalties.
Following a Change of Control or a “change in control” as defined under Section 409A, no action shall be taken under the Plan that will cause a Participant’s benefit that has previously been determined to be (or is determined to be) subject to Section 409A, to fail to comply in any respect with Section 409A without the written consent of such Participant.